Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of [●], 202[●] by and between PressLogic Inc., a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and [●] (passport No.: [ ]), an individual (the “Officer”). The term “Company” as used herein with respect to all obligations of the Officer hereunder shall be deemed to include the Company and all of its direct or indirect subsidiaries and affiliates (collectively, the “Group”).

RECITALS

A. The Company desires to employ the Officer and to assure itself of the services of the Officer during the term of Employment (as defined below).

B. The Officer desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Officer hereby accepts a position of [●] (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be commencing on [●], 20[●] (the “Effective Date”), until [●], 20[●], unless terminated earlier pursuant to the terms of this Agreement. The Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a [60-day] advance written notice to terminate the Employment or unless otherwise terminated earlier pursuant to the terms of this Agreement.

3.	PROBATION

There is no probation period for the Employment.

4.	DUTIES AND RESPONSIBILITIES

The Officer’s duties at the Company will include all jobs assigned by the Board of Directors of the Company (the “Board”) or, if authorized by the Board, by the Company’s Chief Executive Officer.

The Officer shall devote all of his/her working time, attention and skills to the performance of his/her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

The Officer shall use his/her best efforts to perform his/her duties hereunder. During the Employment, the Officer shall not, without the prior written consent of the Board, become an employee or consultant of any entity other than the Company and/or any member of the Group, and shall not carry on or be interested in the business or entity that competes with that carried on by the Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Officer from holding or becoming the beneficial owner of up to five percent (5%) of any shares or other securities of any Competitor that are listed on any securities exchange or recognized securities market anywhere. The Officer shall notify the Company in writing of his/her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

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5.	NO BREACH OF CONTRACT

The Officer hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Officer and the performance by the Officer of the Officer’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Officer is a party or otherwise bound, except for agreements that are required to be entered into by and between the Officer and any member of the Group pursuant to applicable law of the jurisdiction where the Officer is based, if any; (ii) that the Officer has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Officer entering into this Agreement or carrying out his/her duties hereunder; and (iii) that the Officer is not bound by any confidentiality, trade secret or similar agreement with any other person or entity except for other member(s) of the Group, as the case may be.

6.	LOCATION

The Officer will be based in [●] until both parties hereto agree to change otherwise.

7.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Officer’s cash compensation (inclusive of the statutory welfare reserves that the Company is required to set aside for the Officer under applicable law) during the Employment shall be provided by the Company pursuant to Schedule A hereto, subject to annual review and adjustment by the Company or the compensation committee of the Board (or the Board itself, before the formation of the compensation committee).

(b)	Equity Incentives. During the Employment, to the extent the Company adopts and maintains a share incentive plan, the Officer will be eligible for participating in such plan in accordance with Schedule A hereto and pursuant to the terms of such plan as determined by the Board, and any award granted thereunder will be governed by an award agreement to be entered into separately between the Company and the Officer.

(c)	Benefits. Subject to Schedule A hereto, during the Employment, the Officer is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, health insurance plan and travel/holiday policy.

8.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without advance notice or remuneration, if (1) the Officer is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Officer has been negligent or acted dishonestly to the detriment of the Company, (3) the Officer has engaged in actions amounting to misconduct or failed to perform his/her duties hereunder and such failure continues after the Officer is afforded a reasonable opportunity to cure such failure, (4) the Officer has died, (5) the Officer has a disability which shall mean a physical or mental impairment that, as reasonably determined by the Board, renders the Officer unable to perform the essential functions of his/her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply, or (6) any material breach by the Officer of this Agreement. In addition, the Company may terminate the Employment without cause, at any time, upon a [two-month] prior written notice to the Officer. Upon termination without cause, the Company shall provide severance payments to the Officer as expressly required by applicable law of the jurisdiction where the Officer is based. Under such circumstance, the Officer agrees not to make any further claims for compensation for loss of office, accrued remuneration, fees, wrongful dismissal or any other claim whatsoever against the Company or its subsidiaries or affiliates or the respective officers or employees of any of them.

(b)	By the Officer. The Officer may resign from the Company at any time with a [two-month] prior written notice to the Company. In addition, the Officer may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board.

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(c)	Notice of Termination. Any termination of the Officer’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Officer agrees at all times during and after the Employment, to hold in the strictest confidence, and not to use, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information, except as required in the performance of the Officer’s duties in connection with the Employment or pursuant to applicable law. In the event that the Officer is required by law to disclose any Confidential Information, the Officer agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure. The Officer understands that “Confidential Information” means any proprietary or confidential information of the Company, its direct or indirect subsidiaries, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Officer by or obtained by the Officer from the Company, its direct or indirect subsidiaries, its affiliates, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no breaching the confidential obligations of this agreement by the Officer.

(b)	Trade Secrets. During and after the Employment, the Officer shall hold the Trade Secrets (as defined below) in strict confidence; the Officer shall not disclose the Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Officer shall not use the Trade Secrets other than for his/her duties of the Company and for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Officer knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of the Officer.

(c)	Company Property. The Officer understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his/her work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time. Upon termination of the Employment (or at any other time when requested by the Company), the Officer will promptly deliver to the Company all documents and materials of any nature pertaining to his/her work with the Company and will provide written certification of his/her compliance with this Agreement. Under no circumstances will the Officer have, following his/her termination, in his/her possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(d)	Former Employer Information. The Officer represents and agrees that, during the term of his/her employment with the Company, he/she has not improperly used or disclosed, and will not improperly use or disclose, any proprietary information or trade secrets of any former employer or other person or entity with which the Officer has an agreement to keep in confidence information acquired by the Officer, if any. The Officer will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

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(e)	Third Party Information. The Officer recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Officer agrees that the Officer owes the Company and such third parties, during the Officer’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Officer breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.	INVENTIONS

(a)	Inventions Retained and Licensed. The Officer has attached hereto, as Schedule B, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Officer (whether made solely by the Officer or jointly with others) that (i) were developed by the Officer prior to the Officer’s employment by the Company (collectively, “Prior Inventions”), (ii) relate to the Company’ actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if no such list is attached, the Officer represents that there are no such Prior Inventions. Except to the extent set forth in Schedule B, the Officer hereby acknowledges that, if in the course of his/her service for the Company, the Officer incorporates into a Company product, process or machine a Prior Invention owned by the Officer or in which he/she has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Company to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)	Disclosure and Assignment of Inventions. The Officer understands that the Company engages in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Officer is expected to make new contributions to and create inventions of value for the Company.

From and after the Effective Date, the Officer shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Officer may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Officer’s Employment at the Company. The Officer acknowledges that copyrightable works prepared by the Officer within the scope of and during the period of the Officer’s Employment with the Company are “works for hire” and that the Company will be considered the author thereof.

The Officer agrees that all the Inventions shall be the sole and exclusive property of the Company and the Officer hereby assigns all his/her right, title and interest in and to any and all of the Inventions to the Company or its successor in interest without further consideration.

(c)	Patent and Copyright Registration. The Officer agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. The Officer will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Officer’s obligations under this paragraph will continue beyond the termination of the Employment with the Company, provided that the Company will reasonably compensate the Officer after such termination for time or expenses actually spent by the Officer at the Company’s request on such assistance.

(d)	Return of Confidential Materials. In the event of the Officer’s termination of employment with the Company for any reason whatsoever, the Officer agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any confidential information or to his/her employment, and the Officer will not retain or take with him any tangible materials or electronically stored data, containing or pertaining to any confidential information that the Officer may produce, acquire or obtain access to during the course of his/her employment.

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This Section 10 shall survive the termination of this Agreement for any reason. In the event the Officer breaches this Section 10, the Company shall have right to seek remedies permissible under applicable law.

11.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the compensation provided to the Officer by the Company hereunder, the adequacy of which is acknowledged by the Officer, the Officer agrees that during the term of the Employment and for a period of [two] years following the termination of the Employment for whatever reason:

(a)	the Officer will not approach suppliers, clients, customers or contacts of the Company or other persons or entities introduced to the Officer in the Officer’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)	unless expressly consented to by the Company, the Officer will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, with any Competitor; and

(c)	unless expressly consented to by the Company, the Officer will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in this Section 11 are considered reasonable by the Officer and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 11 shall survive the termination of this Agreement for any reason. In the event the Officer breaches this Section 11, the Officer acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law. The Officer agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Officer.

12.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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14.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Officer and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Officer acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the Cayman Islands without regard to the conflict of laws principles thereof.

17.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party, or (iv) sent by email with confirmation of receipt.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

PressLogic Inc.

By:
Name:
Title:

Officer

Signature:
Name:

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Schedule A

Cash Compensation

	Amount	Pay Period
Base Salary

Cash Bonus

Equity Incentives

[●]

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Schedule B

List of Prior Inventions

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Signature of Officer:

Print Name of Officer:

Date:

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